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                                                                 Exhibit 10.20.1

                                   ADDENDUM B

         This Addendum A (the "Addendum") is attached to and made a part of that Lease Agreement # 063-21770-000 dated May 30, 1997 (the "Lease Agreement") executed by and between Berthel Fisher & Company Leasing, Inc. ("Lessor") and Hansen Lind Meyer Inc.
("Lessee").

         All terms defined in the Lease Agreement will have the same meaning when used in this Addendum unless redefined herein.

         Notwithstanding anything to the contrary stated herein, in the event the Lessee requests to prepay the Lease Agreement the Lessor will grant the request so long as the prepayment is on the following terms:

         1) If the prepayment takes place within the first 12 months of the Lease Agreement, Lessee will pay to the Lessor, only Lessor's net investment (Lessor's Equipment Cost) plus all accrued interest due through the date of the payoff plus any additional accrued interest so that when paid in full (combined monthly payments and accrued interest), Lessor will have received interest equal to one full year of interest, which both parties agree is at a rate of fourteen percent (14%) per annum;

         OR

         2) If the prepayment takes place after the end of the 12th month of the Lease Agreement, Lessee must pay in accordance with the terms of the Lease Agreement including payment of the FMV Purchase Option.

         All other terms and conditions remain the same.

LESSOR:                                              LESSEE:
Berthel Fisher & Company                             Hansen Lind Meyer, Inc.
Leasing, Inc.

By:/s/ Nancy L. Lowenberg                            By: /s/ Joseph M. Harris
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Title: Vice President & COO                          Title: President
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